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                                                                    Exhibit 99.3
emachines(TM)
                                                           For Immediate Release


 eMachines Terminates Relationship With CSFB in Exploring Strategic Alternatives

IRVINE, Calif., September 17/PRNewswire/ -- eMachines, Inc. (OTCBB:EEEE) today announced that it has terminated its relationship with Credit Suisse First Boston Corporation (CSFB) in its role as financial advisor to the company in evaluating strategic alternatives, including a possible sale of the company. "Even though we have terminated our relationship with CSFB, we will continue our review of strategic alternatives in our effort to maximize shareholder value," said Wayne R. Inouye, President and Chief Executive Officer of eMachines, Inc. There can be no assurance that eMachines will proceed with any of the strategic alternatives considered or when any resulting transaction would occur.

About eMachines, Inc.

eMachines, Inc. (OTCBB:EEEE) is a leading provider of low-cost, high-value personal computers. Founded in September 1998, eMachines began selling its low-cost `eTower(TM)' desktop computers in November 1998. In June 1999, eMachines sold the third highest number of PCs through retailers in the United States, according to leading market research organizations, and presently holds this number three market share position. Since inception, eMachines has shipped more than 4 million PCs through leading national and international retailers, catalog and online merchandisers. Approximately one of every two eMachines consumers is a first-time PC buyer, based on owner registrations with eMachines. eMachines' Web site is located at http://www.e4me.com.

This press release contains forward-looking statements relating to future events and results that are based on eMachines' current expectations. These statements relate to the outlook and prospects for eMachines and the markets in which it operates. These statements involve risks and uncertainties including, without limitation, eMachines' ability to identify desirable strategic alternatives, as well as its ability to execute such alternatives or the transactions associated with such alternatives. Consequently, actual events and results in future periods may differ materially from those currently expected. Additional information regarding the factors that may affect eMachines' future performance is included in the public reports that eMachines files with the Securities and Exchange Commission.

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eMachines, Inc.
(714) 481-2828
investors@emachinesinc.com; http://www.e4me.com
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